Exhibit 4.2

MOLSON COORS BEVERAGE COMPANY, as Issuer

and

THE GUARANTORS NAMED HEREIN, as Guarantors

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 29, 2024

to

INDENTURE

Dated as of May 29, 2024

3.800% Senior Notes due 2032

Table of Contents

Page
Article 1	DEFINITIONS AND INTERPRETATION	2

Section 1.1	Definition of Terms	2
Section 1.2	Interpretation	5

Article 2	GENERAL TERMS AND CONDITIONS OF THE NOTES	5

Article 3	FORM OF NOTES	10

Section 3.1	Form of Notes	10

Article 4	ORIGINAL ISSUE OF NOTES	10

Section 4.1	Original Issue of Notes	10

Article 5	PAYMENT OF ADDITIONAL AMOUNTS	10

Section 5.1	Payment of Additional Amounts	10

Article 6	EVENTS OF DEFAULT	12

Section 6.1	Events of Default	12

Article 7	SATISFACTION AND DISCHARGE; DEFEASANCE	13

Section 7.1	Satisfaction and Discharge; Defeasance	13

Article 8	MISCELLANEOUS	13

Section 8.1	Ratification of Indenture	13
Section 8.2	Trustee Not Responsible for Recitals	13
Section 8.3	Governing Law	13
Section 8.4	Separability	13
Section 8.5	Counterparts Originals	13
Section 8.6	Judgment Currency	13

EXHIBIT A — Form of Notes

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FIRST SUPPLEMENTAL INDENTURE, dated as of May 29, 2024 (this “Supplemental Indenture”), among MOLSON COORS BEVERAGE COMPANY, a Delaware corporation (the “Company”); and MOLSON COORS INTERNATIONAL LP, a Delaware limited partnership, MOLSON CANADA 2005, an Ontario partnership, COORS BREWING COMPANY, a Colorado corporation, CBC HOLDCO LLC, a Colorado limited liability company, CBC HOLDCO 2 LLC, a Colorado limited liability company, CBC HOLDCO 3, INC., a Colorado corporation, NEWCO3, INC., a Colorado corporation, MOLSON COORS HOLDCO INC., a Delaware corporation, MOLSON COORS USA LLC, a Delaware limited liability company, MOLSON COORS BEVERAGE COMPANY USA LLC, a Delaware limited liability company and COORS DISTRIBUTING COMPANY LLC, a Delaware limited liability company (collectively, the “Guarantors”); and The Bank of New York Mellon Trust Company, N.A., not in its individual capacity but solely in its capacity as trustee (the “Trustee”).

WHEREAS, the Company and the Guarantors executed and delivered the indenture, dated as of May 29, 2024, to the Trustee (the “Base Indenture,” and as hereby supplemented, the “Indenture”), to provide for the issuance of the Company’s debt Securities to be issued in one or more series and to be guaranteed by the Guarantors;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of one new series of its notes under the Base Indenture to be known as its “3.800% Senior Notes due 2032” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Guarantors will guarantee the Notes being issued pursuant to this Supplemental Indenture and the terms set forth in Article XVI of the Base Indenture;

WHEREAS, the Finance Committee of the Board of Directors of the Company, pursuant to resolutions duly adopted on May 15, 2024, has duly authorized the issuance of the Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, the Board of Directors, Board of Managers, Managing Member or Management Committee, as applicable, of each of the Guarantors, pursuant to resolutions duly adopted on May 17, 2024, has duly authorized such Guarantor’s Guarantee, and has authorized the proper officers of such Guarantor to execute any and all appropriate documents necessary or appropriate to effect such Guarantee;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Sections 3.1 and 14.1(p) of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Guarantors, in accordance with its terms, and to make the Notes, each when executed by the Company and authenticated and delivered by the Trustee, and the Guarantees thereon by the Guarantors, the valid obligations of the Company and the Guarantors, as applicable, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company and the Guarantors covenant and agree, with the Trustee, as follows:

Article 1
DEFINITIONS AND INTERPRETATION

Section 1.1            Definition of Terms. Unless the context otherwise requires:

(a)            each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;

(b)            the singular includes the plural and vice versa;

(c)            headings are for convenience of reference only and do not affect interpretation;

(d)            a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated; and

(e)            the following terms have the meanings given to them in this Section 1.1(e):

(i)            “Below Investment Grade Rating Event” shall have the meaning assigned to it in Section 2.12.

(ii)            “Change of Control Offer” shall have the meaning assigned to it in Section 2.12.

(iii)            “Change of Control Payment” shall have the meaning assigned to it in Section 2.12.

(iv)            “Change of Control Payment Date” shall have the meaning assigned to it in Section 2.12.

(v)            “Change of Control Triggering Event” shall have the meaning assigned to it in Section 2.12.

(vi)            “Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount of such liability is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

(vii)            “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close, or on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (the TARGET System), or any successor or replacement system thereto, is closed.

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(viii)            “Change of Control” means the occurrence of any of the following: (1) any “person” or “group” (other than the Permitted Parties) is or becomes (by way of merger or consolidation or otherwise) the “beneficial owner,” directly or indirectly, of shares of Voting Stock of the Company representing 50% or more of the total voting power of all outstanding classes of Voting Stock of the Company or has the power, directly or indirectly, to elect a majority of the members of the Company’s Board of Directors; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to (i) the Company or one of its Subsidiaries, or (ii) one or more Permitted Parties; (3) the holders of the Company’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with this Indenture). Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, and (b) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any consent or veto power in connection with the acquisition or disposition of Voting Stock or under any contract will not cause a party to be a “beneficial owner.” For purposes of this Section 1.1(e)(viii), (i) “person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date (but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Party shall be excluded when determining the members of such “group”), and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date, and (ii) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the Issue Date. In calculating the amount of Voting Stock owned by a person or group the Voting Stock “beneficially owned” by any Permitted Party shall not be included.

(ix)            “Consolidated Net Tangible Assets” means the consolidated total assets of the Company, including its consolidated subsidiaries, after deducting current liabilities (except for those which are Funded Debt or the current maturities of Funded Debt) and goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets. Deferred income taxes, deferred investment tax credit or other similar items, as calculated in accordance with GAAP, will not be considered as a liability or as a deduction from or adjustment to total assets. Consolidated Net Tangible Assets, for the avoidance of doubt, may, at the Company’s option, be calculated on a pro forma basis to give effect to any assets acquired or to be acquired on or before the date of calculation.

(x)            “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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(xi)            “Funded Debt” of any Person means (a) all Debt of such Person having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of such Person, or (b) rental obligations of such Person payable more than 12 months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized).

(xii)            “Interest Payment Date” means June 15 of each year.

(xiii)            “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB— (or the equivalent) by S&P.

(xiv)            “Issue Date” means May 29, 2024.

(xv)            “Moody’s” means Moody’s Investors Service, Inc., and its successors.

(xvi)            “Mortgage” means a mortgage, pledge or lien; provided, however, that in no event shall an operating lease be deemed to constitute a Mortgage.

(xvii)            “Permitted Party” means (a)(i) the Adolph Coors, Jr. Trust, (ii) any trustee of such trust acting in its capacity as such, (iii) any Person that is a beneficiary of such trust on the date hereof, (iv) any other trust or similar arrangement for the benefit of such beneficiaries, (v) the successors of any such Persons, (vi) any Persons Controlled by such Persons, (vii) Peter H. Coors and Marilyn E. Coors, their estates, their lineal descendants and any other trust or similar arrangement for the benefit of such Persons and (viii) any Person who any of the foregoing have voting control over the Voting Stock of the Company held by such Person; and (b)(i) Pentland Securities (1981) Inc., a Canadian corporation, (ii) Lincolnshire Holdings Limited, a Canadian business corporation, (iii) Nooya Investments Limited, a Canadian business corporation, (iv) Eric Molson and Stephen Molson, their spouses, their estates, their lineal descendants and any trusts or similar arrangement for the benefit of such Persons (including, as to any common stock of the Company held by it for the benefit of such Persons, the trust established under the Voting and Exchange Trust Agreement (as defined in the Combination Agreement dated as of July 21, 2004 between the Company and Molson, Inc.) and any Person that is a beneficiary of such trusts or similar arrangements on the date hereof, (v) the successors of any such Persons, (vi) any Persons Controlled by such Persons, and (vii) any Person who any of the foregoing have voting control over the Voting Stock of the Company held by such Person.

(xviii)            “Principal Property” means any brewery, manufacturing, processing or packaging plant or warehouse owned at the date of this Supplemental Indenture or thereafter acquired by the Company or any Restricted Subsidiary which is located within the United States of America or Canada, other than any property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and the Restricted Subsidiaries as an entirety.

(xix)             “Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

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(xx)            “Record Date” means June 5 of each year.

(xxi)            “Restricted Subsidiary” means a Subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States or Canada, and (b) which owns a Principal Property.

(xxii)            “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Section 1.2            Interpretation. This First Supplemental Indenture is supplemental to the Base Indenture, and this First Supplemental Indenture and the Base Indenture shall hereafter be read together with respect to the Notes. If any term or provision contained in this First Supplemental Indenture shall conflict or be inconsistent with any term or provision of the Base Indenture, the terms and provisions of this First Supplemental Indenture shall govern; provided, however, that the terms and provisions of this First Supplemental Indenture modify or amend the terms of the Base Indenture only with respect to the Notes.

Article 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1            Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture designated as the “3.800% Senior Notes due 2032,” which is not limited in aggregate principal amount. The initial aggregate principal amount of the Notes to be issued under this Supplemental Indenture shall be €800,000,000. The Notes are not Original Issue Discount Securities and were originally issued at a public offering price of 99.867%. Any additional amounts of Notes to be issued shall be set forth in a Company Order.

Section 2.2            Maturity. The stated maturity of principal for the Notes shall be June 15, 2032.

Section 2.3            Further Issues. The Company may, from time to time, without the consent of the Holders of the Notes, issue additional Notes. Any such additional Notes shall have the same ranking, interest rate, maturity date and other terms and conditions as the Notes issued on the Issue Date, except for the issue date and the issue price. Any such additional Notes, together with the Notes herein provided for, shall constitute a single series of Securities under the Indenture; provided that if any such additional Notes are not fungible with the existing Notes for United States federal income tax purposes, such additional Notes will have a separate ISIN, CUSIP and Common Code numbers, as applicable.

Section 2.4            Payments in Euro. Holders will be required to pay for the Notes in euro, and all payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in euro. If, on or after the Issue Date of the Notes, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. Dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the forgoing or in connection with Judgment Currency.

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Section 2.5            Global Securities and Denomination of Notes. Upon the original issuance, the Notes shall be represented by one or more Global Securities. The Company shall issue the Notes in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof and shall deposit the Global Securities with The Bank of New York Mellon, London Branch in its capacity as common depository (the “Common Depository”) to be held by the Common Depository, or on behalf of, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) and register the Global Securities in the name of The Bank of New York Depository (Nominees) Limited being the nominee of the Common Depository.

Section 2.6            Interest. The Company shall pay interest on the Notes at the rate of 3.800% per annum, payable annually in arrears on each Interest Payment Date or, if any such Interest Payment Date is not a Business Day, on the next succeeding Business Day, commencing on June 15, 2024. Interest on the Notes shall be paid to each Holder of the Notes at the close of business on the Record Date next preceding the related Interest Payment Date (except that interest payable at maturity shall be paid to the same persons to whom principal of such Notes is payable) and shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or May 29, 2024 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

Section 2.7            Redemption. The Notes are subject to redemption at the option of the Company and to a redemption for tax reasons, in each case as set forth in the form of Note attached hereto as Exhibit A and Article IV of the Base Indenture.

Section 2.8            Limitations on Secured Debt. (a)  If the Company or any Restricted Subsidiary shall incur, issue, assume or enter into a guarantee of any Debt secured by a Mortgage on any Principal Property of the Company or any Subsidiary, or on any Capital Stock of any Restricted Subsidiary, the Company shall, or shall cause such Subsidiary or Restricted Subsidiary to, secure the Notes equally and ratably with (or prior to) such secured Debt for as long as such Debt is so secured, unless the aggregate amount of all such secured Debt (for the avoidance of doubt, to the extent such debt is secured by a Mortgage on any Principal Property), when taken together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties of the Company or any Subsidiary (with the exception of such transactions which are excluded pursuant to Section 2.8(b) and Section 2.9(b)), would not, at the time of such incurrence, or guarantee, exceed the greater of (i) $800 million or (ii) 15% of Consolidated Net Tangible Assets, as determined based on the most recent available consolidated balance sheet of the Company. Any Mortgage created for the benefit of the Holders of Securities pursuant to the preceding sentence shall provide by its terms that such Mortgage shall be automatically and unconditionally released and discharged upon the release and discharge of the Mortgage to which it relates.

(b)            The restriction in Section 2.8(a) shall not apply to Debt secured by:

(i)            Mortgages existing on any property prior to the acquisition thereof by the Company or a Restricted Subsidiary or existing on any property of any corporation or other entity that becomes a Subsidiary after the date of this Supplemental Indenture prior to the time such corporation becomes a Subsidiary or securing indebtedness that is used to pay the cost of acquisition of such property or to reimburse the Company or a Restricted Subsidiary for that cost; provided, however, that such Mortgage shall not apply to any other property of the Company or a Restricted Subsidiary other than improvements and accessions to the property to which it originally applies and as otherwise permitted;

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(ii)            Mortgages to secure the cost of development or construction of such property, or improvements of such property; provided, however, that such Mortgages shall not apply to any other property of the Company or any Restricted Subsidiary unless otherwise permitted;

(iii)            Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure Debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

(iv)            Mortgages securing indebtedness owing to the Company or a Guarantor;

(v)            Mortgages existing on the Issue Date;

(vi)            Mortgages required in connection with governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under this Indenture;

(vii)           extensions, renewals or replacements of the Mortgages referred to in this Section 2.8(b) (other than Mortgages described in clauses (ii) and (iv) above) so long as the principal amount of the secured Debt is not increased (except by an amount not to exceed the fees and expenses, including any premium and defeasance costs incurred with such extension, renewal or replacement) and the extension, renewal or replacement is limited to all or part of the same property secured (and for the avoidance of doubt could have been secured) by the Mortgage so extended, renewed or replaced; or

(viii)            Mortgages in connection with sale and leaseback transactions permitted by Section 2.9(b).

For the avoidance of doubt, the accrual of interest, accretion or amortization of original issue discount or accreted value, the accretion of dividends, and the payment of interest on Debt in the form of additional Debt will not be deemed to be an incurrence, issuance, assumption or guarantee of Debt.

Section 2.9      Limitations on Sales and Leasebacks. (a) Neither the Company nor any Restricted Subsidiary shall enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions, when taken together with all secured Debt permitted under Section 2.8(a) (and not excluded in Section 2.8(b)) would not, at the time such transaction is entered into, exceed the greater of (i) $800 million or (ii) 15% of Consolidated Net Tangible Assets, as determined based on the most recent available consolidated balance sheet of the Company.

(a)            The restriction in Section 2.9(a) shall not apply to, and there shall be excluded from Attributable Debt in any computation under Section 2.9(a), any sale and leaseback transaction if:

(i)            the transaction is between or among two or more of the Company and the Guarantors;

(ii)            the lease is for a period, including renewal rights, of not in excess of three years;

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(iii)            the transaction is with a governmental authority that provides financial or tax benefits;

(iv)            the net proceeds of the sale are at least equal to the fair market value of the property and, within 180 days of the transfer, the Company or the Guarantors repay Funded Debt owed by them or make expenditures for the expansion, construction or acquisition of a Principal Property at least equal to the net proceeds of the sale; or

(v)            such sale and leaseback transaction is entered into within 180 days after the acquisition or construction, in whole but not in part, of such Principal Property.

Section 2.10          Appointment of Agents. The Trustee shall initially be the Registrar for the Notes. The Bank of New York Mellon, London Branch, shall initially be the Paying Agent for the Notes.

Section 2.11          Defeasance upon Deposit of Moneys or U.S. Government Obligations. At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the Notes on the first day after the applicable conditions set forth in Section 12.3 of the Base Indenture have been satisfied or (b) the Company and the Guarantors shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 6.4 or Section 10.2 of the Base Indenture and Sections 2.8 and 2.9 of this Supplemental Indenture with respect to the Notes at any time after the applicable conditions set forth in Section 12.3 of the Base Indenture have been satisfied. The applicable provisions of Article XII of the Base Indenture shall apply to the exercise by the Company of either such option.

Section 2.12          Repurchase of Notes Upon a Change of Control. (a)  Upon the occurrence of a Change of Control Triggering Event, unless the Company has unconditionally exercised its right to redeem the Notes as provided in the form of Note attached as Exhibit A hereto or has unconditionally exercised its right to redeem the Notes as provided in the form of Note attached hereto as Exhibit A and Article IV of the Base Indenture, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described in this Section 2.12 (the “Change of Control Offer”) on the terms set forth in this Section 2.12 at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). For the avoidance of doubt, a Change of Control Offer shall not be considered a redemption for the purposes of Article XIV of the Base Indenture.

(b)            Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the date of consummation of any Change of Control, but after the public announcement of the pending Change of Control, the Company shall mail or cause to be mailed a notice to each Holder of Notes, with a copy to the Trustee and the Paying Agent, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by Article IV of the Base Indenture, which shall apply hereto mutatis mutandis, and described in such notice. The repurchase obligation with respect to any notice mailed prior to the consummation of the Change of Control shall be conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

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(c)            To the extent that the provisions of any securities laws or regulations conflict with this Section 2.12, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.12 by virtue of such conflicts.

(d)            On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and not validly withdrawn and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Paying Agent shall promptly transmit to each Holder of Notes properly tendered and not validly withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder; provided that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

(e)            The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if another Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.12 otherwise applicable to a Change of Control Offer made by the Company and such other Person purchases all Notes properly tendered and not withdrawn pursuant to such Change of Control Offer.

(f)            Solely for purposes of this Section 2.12 in connection with the Notes, the following terms shall have the following meanings:

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of the Company’s intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control or (2) public notice of the Company’s intention to effect a Change of Control; provided, however, that if during such 60-day period one or more Rating Agencies has publicly announced that it is considering a possible downgrade of the Notes, then such 60-day period shall be extended for such time as the rating of the Notes by any such Rating Agency remains under publicly announced consideration for possible downgrade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event). The Trustee shall have no obligation to monitor the ratings of the Notes.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

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Section 2.13         Guarantees. The Notes and obligations under this Indenture shall be guaranteed by the following Subsidiaries (which are hereby designated “Guarantors” under the Indenture with respect to the Notes): Molson Coors International LP, Molson Canada 2005, Coors Brewing Company, CBC Holdco LLC, CBC Holdco 2 LLC, Newco3, Inc., Molson Coors Holdco, Inc., CBC Holdco 3, Inc., Molson Coors USA LLC, Molson Coors Beverage Company USA LLC and Coors Distributing Company LLC and each of the Company’s future domestic Subsidiaries in accordance with Section 6.8 of the Base Indenture, until, in each case, such entity is released as a Guarantor in accordance with Section 16.6 of the Base Indenture. Each of the Guarantors hereby confirms its Guarantee of the Notes and confirms the applicability of the provisions of the Base Indenture to such Guarantor with respect to the Notes.

Section 2.14          No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Section 2.15          Merger, Consolidation and Sale of Assets. The terms and conditions of Section 6.4 of the Base Indenture shall apply to the Notes.

Article 3
FORM OF NOTES

Section 3.1            Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.

Article 4
ORIGINAL ISSUE OF NOTES

Section 4.1            Original Issue of Notes. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver such Notes as in such Company Order provided.

Article 5
PAYMENT OF ADDITIONAL AMOUNTS

Section 5.1            Payment of Additional Amounts. (a) The Company will, subject to the exceptions and limitations set forth below, pay such additional amounts as will result in the receipt by a Holder of such amounts, after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States (a “Relevant Jurisdiction”), imposed by withholding with respect to the payment, as would have been received had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(i)            to any tax, assessment or other governmental charge of the United States imposed on a Holder of a Note that is a “United States person” (as defined below);

(ii)            to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

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(A)            being or having been present or engaged in a trade or business in the Relevant Jurisdiction or having had a permanent establishment in the Relevant Jurisdiction;

(B)            having a current or former relationship with the Relevant Jurisdiction, including a relationship as a citizen or resident of the Relevant Jurisdiction;

(C)            being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(D)            being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision (the “Code”); or

(E)            being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code;

(iii)            to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a partner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment;

(iv)            to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the Relevant Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(v)            to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deduction from the payment;

(vi)            to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

(vii)            to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

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(viii)         to any tax, assessment or other governmental charge any paying agent (which term may include the Company) must withhold from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent;

(ix)            to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the Holder of a Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(x)            to any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations, agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement);

(xi)            to any tax, assessment or governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note as a result of the presentation of any Note for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant Global Security to another paying agent in a member state of the European Union; or (xii) in the case of any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xi) above.

(b)            The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Article 5, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

(c)            The obligation of any Successor Company to make payments of additional amounts shall be determined mutatis mutandis, by treating any jurisdiction under the laws of which such Successor Company is organized or resident for tax purposes and any political subdivision or taxing authority as therein having the power to tax, as a Relevant Jurisdiction.

(d)            As used under this Article 5, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction. “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Article 6
EVENTS OF DEFAULT

Section 6.1            Events of Default. Solely with respect to the Notes, the paragraph following Section 7.1(h) of the Base Indenture shall be replaced with the following paragraph:

“If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted by or on behalf of the Company into U.S. Dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an Event of Default.”

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Article 7
SATISFACTION AND DISCHARGE; DEFEASANCE

Section 7.1            Satisfaction and Discharge; Defeasance.

(a)            Article XII of the Base Indenture shall be applicable to the Notes, subject to clause (b) below.

(b)            Solely with respect to the Notes, the term “U.S. Government Obligations,” defined in Section 12.3 of the Base Indenture, shall mean “euro-denominated securities that are direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union as of the Issue Date (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged; provided that such member state has a long-term government debt rating of “A1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency.”

Article 8
MISCELLANEOUS

Section 8.1            Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes.

Section 8.2            Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 8.3            Governing Law. This Supplemental Indenture and each Note shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 8.4            Separability. In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.5            Counterparts Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.6            Judgment Currency. Solely with respect to the Notes, the Company agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court with respect to the Notes it is necessary to convert the sum due in respect of the principal, premium, if any, or interest, if any, payable with respect to such Notes into a currency in which a judgment can be rendered (the “Judgment Currency”), the rate of exchange from the currency in which payments under such Notes is payable (the “Required Currency”) into the Judgment Currency will be the highest bid quotation (assuming European style quotation—i.e., Required Currency per Judgment Currency) received by the Company from three recognized foreign exchange dealers in the City of New York selected by the Company for the purchase of the aggregate amount of the judgment (as denominated in the Judgment Currency) on the Business Day preceding the date on which a final unappealable judgment is rendered, for settlement on such payment date, and at which the applicable dealer timely commits to execute a contract, and (b) the Company’s obligations under this Indenture to make payments in the Required Currency (i) will not be discharged or satisfied by any tender, or by any recovery pursuant to any judgment (whether or not entered in accordance with the preceding clause (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery will result in the actual receipt by the judgment creditor of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) will be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt will fall short of the full amount of the Required Currency so expressed to be payable, and (iii) will not be affected by judgment being obtained for any other sum due under this Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

MOLSON COORS BEVERAGE COMPANY, as Issuer

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

[Signature Page to the Supplemental Indenture]

GUARANTORS:

CBC HOLDCO LLC

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

CBC HOLDCO 2 LLC

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

COORS BREWING COMPANY

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

CBC HOLDCO 3, INC.

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

NEWCO3, INC.

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

MOLSON COORS HOLDCO INC.

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

MOLSON CANADA 2005

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Treasurer

[Signature Page to the Supplemental Indenture]

MOLSON COORS BEVERAGE COMPANY USA LLC

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

MOLSON COORS USA LLC

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

COORS DISTRIBUTING COMPANY LLC

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

MOLSON COORS INTERNATIONAL LP

By:	/s/ Patrick Porter
	Name:	Patrick Porter
	Title:	Vice President, Treasurer

[Signature Page to the Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Ann M. Dolezal
Name: Ann M. Dolezal
Title: Vice President

[Signature Page to the Supplemental Indenture]

EXHIBIT A

[FACE OF NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

A-1

MOLSON COORS BEVERAGE COMPANY

3.800% SENIOR NOTES DUE 2032

CUSIP No.: 60871R AR1

ISIN No.: XS2829203012

Common Code: 282920301

No. [ ]	€ [ ]

As revised by the Schedule of Increases or Decreases in Global Security attached hereto

Interest. Molson Coors Beverage Company, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, a common depositary for the accounts of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, or registered assigns, the principal sum of [ ], as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on June 15, 2032 and to pay interest thereon from May 29, 2024, or from the most recent date to which interest has been paid or duly provided for, annually in arrears on June 15 in each year, commencing June 15, 2024, at the rate of 3.800% per annum, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the same rate on any overdue principal and premium and on any overdue installment of interest. Interest on this Note shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or May 29, 2024 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such Interest Payment Date, which shall be June 5 next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Note shall be made at the offices of The Bank of New York Mellon, London Branch, as Paying Agent (the “Paying Agent”), currently located at 160 Queen Victoria Street, London EC4V 4LA, in euro, subject to the conditions in the immediately following paragraph, or, at the option of the Company, by check mailed to the address of the Person entitled thereto as such address shall appear in the Register or, in accordance with arrangements satisfactory to the Paying Agent, by wire transfer of immediately available funds to an account designated by the Holder.

A-2

If, on or after the Issue Date, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. Dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

MOLSON COORS BEVERAGE COMPANY

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Signature Page to Global Note

A-4

[REVERSE OF NOTE]

Indenture. This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”) issued and to be issued under an Indenture, dated as of May 29, 2024 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 29, 2024 (as so supplemented, herein called the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all applicable indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes of this series and of the terms upon which the Notes of this series are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to €800,000,000. To the extent the terms of this Note conflict with the terms of the Indenture, the terms of the Indenture shall govern.

Optional Redemption. The Notes of this series are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, at any time prior to the Par Call Date, at a Redemption Price equal to the greater of (i) 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, and (ii) the sum of the present values of the Redemption Price of the Notes of this series on the Par Call Date and the remaining scheduled payments of interest on the Notes of this series to be redeemed as if the Notes were redeemed on the Par Call Date (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) computed using a discount rate equal to the applicable Bund Rate plus 20 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date, in accordance with the provisions set forth herein and in Article IV of the Base Indenture.

On or after the Par Call Date, the Company may redeem the Notes of this series, in whole or in part, at its option at any time from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.

Neither the Trustee nor the Paying Agent shall be responsible for calculating the Redemption Price.

For purposes of determining the optional Redemption Price, the following definitions are applicable:

“Bund Rate” means, with respect to any Redemption Date, the rate per annum equal to the equivalent yield to maturity as of such Redemption Date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date.

“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to the Par Call Date, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to the Par Call Date; provided, however, that, if the period from such redemption date to the Par Call Date is less than one year, a fixed maturity of one year shall be used.

“Comparable German Bund Price” means, with respect to any Redemption Date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

A-5

“Par Call Date” means March 15, 2032.

“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities that the Company selects.

“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m., Frankfurt, Germany time, on the third Business Day preceding such Redemption Date.

Notice of any redemption shall be mailed or electronically delivered (in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes of this series to be redeemed and may, at our discretion, be subject to one or more conditions precedent including a related change of control or other corporate transactions. Once notice of redemption is mailed (or otherwise transmitted in accordance with the Depositary) for any Notes of this series, the Notes of this series called for redemption will become due and payable on the Redemption Date at the applicable Redemption Price. If money sufficient to pay the Redemption Price of all of the Notes of this series (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and the other conditions set forth in Article IV of the Base Indenture are satisfied, and unless the Company defaults in the payment of the Redemption Price, then on and after the Redemption Date, interest shall cease to accrue on the Notes of this series (or portions thereof) called for redemption. If fewer than all of the Notes of this series are to be redeemed, and the Notes of this series are at the time represented by a Global Note, then the particular Notes of this series to be redeemed shall be selected in compliance with the requirements of the principal securities exchange, if any, on which the Notes of this series are listed and in compliance with the requirements of Euroclear or Clearstream, as applicable.

Notice of any redemption of Notes of this series in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a change of control) may, at the Company’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date. In addition, the Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption may be partial as a result of only some of the conditions being satisfied.

If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

A-6

Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the Relevant Jurisdiction (as defined in Article 5 of the Supplemental Indenture), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the Issue Date (or, in the case of a successor to the Company, the date of succession), the Company becomes or, based upon a written opinion of independent counsel of recognized standing selected by the Company, there is a substantial probability that the Company will become, obligated to pay additional amounts as described in Article 5 of the Supplemental Indenture with respect to the Notes of this series, then the Company may at its option redeem, in whole, but not in part, the Notes of this series on not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the Redemption Date, provided such obligation cannot be avoided by the Company taking reasonable measures available to it.

Repurchase of Notes Upon a Change of Control. Upon the occurrence of a Change of Control Triggering Event, subject to certain exceptions and conditions set forth in the Indenture, each Holder of Notes of this series shall have the right to require the Company to repurchase all or any part of such Holder’s Notes of this series as set forth in the Indenture.

Guarantees. The payment by the Company of the principal of, and premium, if any, and interest on the Notes of this series is unconditionally and irrevocably guaranteed on a joint and several basis by each of the Guarantors.

Defeasance and Discharge. The Indenture contains provisions for defeasance and discharge and for defeasance at any time of certain restrictive covenants and Events of Default with respect to Notes of this series upon compliance with certain conditions set forth in the Indenture.

Defaults and Remedies. If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of this series at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes of this series at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes of this series at the time Outstanding, on behalf of the Holders of all Notes of this series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Restrictive Covenants. The Indenture does not limit the incurrence of additional unsecured debt by the Company or any of its Subsidiaries; however, it does limit, among other things, the incurrence of additional secured debt, the entry into sale and leaseback transactions by the Company or any of its Restricted Subsidiaries and certain mergers, consolidations and sales of assets by the Company and the Guarantors. The limitations are subject to a number of important qualifications and exceptions set forth in the Indenture. Once a year, the Company must report to the Trustee on its compliance with these limitations.

A-7

Payment of Additional Amounts. The Company will, subject to the exceptions and limitations set forth in Article 5 of the Supplemental Indenture, pay as additional interest on Notes such additional amounts as will result in the receipt by a Holder of such amounts, after deduction for any present or future tax, assessment or other governmental charge of the Relevant Jurisdiction (as defined in Article 5 of the Supplemental Indenture), imposed by withholding with respect to the payment, as would have been received had no such withholding or deduction been required.

Denominations, Transfer and Exchange. The Notes of this series are issuable only in registered form without coupons in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of any different authorized denomination or denominations, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, including Section 3.6 of the Base Indenture, the transfer of this Note is registerable in the Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series of any different authorized denomination or denominations and for the same aggregate principal amount shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of and premium, if any, and (subject to Section 3.8 of the Base Indenture) interest, if any, on such Note and for all other purposes whatsoever, whether or not this Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

No Sinking Fund. The Notes of this series are not entitled to the benefit of any sinking fund.

Governing Law. This Note shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Defined Terms. All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

A-8

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee